Exhibit 10.1

SECOND AMENDED AND RESTATED STOCKHOLDER AGREEMENT

THIS SECOND AMENDED AND RESTATED STOCKHOLDER AGREEMENT is entered into as of November 7, 2016 (this “Agreement”), by and among CM Finance Inc, a Maryland corporation (the “Company”), CM Investment Partners LLC, a Delaware limited liability company (the “Adviser”), Stifel Venture Corp., a Missouri corporation (“Stifel”) and for purposes of Section 3 only, Stifel, Nicolaus & Company, Incorporated.

WHEREAS, the Company, the Adviser, Stifel and Stifel, Nicolaus & Company, Incorporated (for purposes of Section 3 only) previously entered into that certain Amended and Restated Stockholder Agreement, dated as of August 30, 2016 (the “Amended Stockholder Agreement”); and

WHEREAS, the parties hereto desire to amend and restate the Amended Stockholder Agreement in its entirety setting forth certain rights and obligations with respect to the nomination of a director to the Board of Directors of the Company (the “Board”) and other matters relating to the Board.

NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

Section 1. Definitions. As used in this Agreement, the following terms shall have the meanings ascribed to them below:

“Affiliate” means, with respect to any Person that is an entity, any other Person directly or indirectly controlling, controlled by or under common control with such Person. As used in this definition, the term “control” (including with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Articles of Incorporation” means the Articles of Amendment and Restatement of the Company, as may be amended from time to time.

“Bylaws” means the Bylaws of the Company, as may be amended from time to time.

“Person” means any individual, corporation, firm, partnership, joint venture, limited liability company, estate, trust, business association, organization, Governmental Entity or other entity.

Section 2. Board Nomination.

(a) For so long as Stifel holds ownership interests in the Adviser (the “Adviser Interests”) equal to at least 15% (except as provided in Section 2(h)) of the total ownership interests in the Adviser (such time period, the “Stifel Nomination Period”), Stifel shall have the right to designate in writing (the “Stifel Nominee Notice”) a Person (the “Stifel Nominee”) to serve as a member of the Board. Subject to Section 2(c) and Section 2(h), upon receipt of the Stifel Nominee Notice, the Board shall nominate the Stifel Nominee to serve as a member of the Board as part of the Company’s slate of directors at each annual or special meeting of the stockholders (the “Stockholders”) in which the term of any Stifel Nominee will expire and of the Company (or, if permitted, by any action by written consent of the Stockholders) at or by which directors of the Company are to be elected during the Stifel Nomination Period, and recommend that the Stockholders vote to elect the Stifel Nominee at each such meeting or by such written consent.

(b) Subject to Section 2(f), vacancies arising through the death, resignation or removal of the Stifel Nominee who was elected or appointed to the Board pursuant to this Section 2, may be filled by the Board only with a Stifel Nominee, and the director so chosen shall hold office until the next election or until his or her successor is duly elected and qualified, or until his or her earlier death, resignation or removal. Notwithstanding the provisions of this Section 2, in the event that Stifel does not designate a Stifel Nominee to fill any vacancy arising through the death, resignation or removal of the Stifel Nominee who was elected or appointed to the Board pursuant to this Section 2, the Board may reduce the size of the Board pursuant to the provisions of the Articles of Incorporation and Bylaws to eliminate any such vacancy.

(c) Notwithstanding the provisions of this Section 2, Stifel shall not be entitled to designate a Person as a nominee to the Board if the Nominating and Corporate Governance Committee of the Company reasonably determines in writing (which determination shall set forth the reasonable grounds for such determination) that such Person would not be qualified under any applicable law, rule or regulation to serve as a director of the Company; provided, that in such event, Stifel shall be entitled to designate another Person as the Stifel Nominee and the provisions of Section 2 shall apply to such alternate Person. Only the Nominating and Corporate Governance Committee of the Company shall have the right to object to any Stifel Nominee.

(d) During the Stifel Nomination Period, the Company shall notify Stifel in writing of the date on which proxy materials are expected to be mailed by the Company in connection with an election of directors at an annual or special meeting of the Stockholders that includes the election of the Stifel Nominee at least 45 days prior to such expected mailing date. Following receipt of such Company notice, Stifel shall deliver a Stifel Nominee Notice setting forth (i) the name and address of the Stifel Nominee and (ii) the information required for director nominees under Items 401, 403 and 404 of Regulation S-K under the federal securities laws. The Company shall provide Stifel with a reasonable opportunity to review and provide comments on any portion of the proxy materials relating to the Stifel Nominee and the rights and obligations provided under this Agreement and to discuss any such comments with the Company. The Company shall include Stifel’s reasonable comments in the proxy materials relating to such matters. The

Company shall notify Stifel of any opposition to a Stifel Nominee sufficiently in advance of the date on which such proxy materials are to be mailed by the Company in connection with such election of directors so as to enable Stifel to propose a replacement Stifel Nominee, if necessary, in accordance with the terms of this Agreement.

(e) In the event the Stockholders fail to elect or consent to a Stifel Nominee in accordance with the preceding sentence, (i) Stifel shall designate another Person as the Stifel Nominee and the provisions of Section 2 shall apply to such alternate Person and (ii) the Company shall promptly appoint the Stifel Nominee to any such vacancy on the Board created by the Stockholders failure to elect or consent to a Stifel Nominee. For the avoidance of doubt, in no event shall the Company be required to nominate or appoint a Stifel Nominee to the Board of Directors of the Company if the Stockholders fail to elect or consent to such Stifel Nominee.

(f) In the event that Stifel ceases to have the right to designate a Person to serve as a director pursuant to this Section 2, Stifel shall use its best efforts to cause the applicable Stifel Nominee to resign immediately.

(g) The Company agrees that at all times during the Stifel Nomination Period (i) subject to applicable legal requirements, the Bylaws and the Articles of Incorporation shall accommodate, be subject to, and shall not in any way conflict with, Stifel’s rights and obligations set forth herein and (ii) the Company shall not enter into any other agreements or understandings that in any way conflict with Stifel’s rights and obligations set forth herein; provided, however, if Stifel has not designated a Person to serve on the Board pursuant to this Section 2, the Board may reduce the size of the Board to eliminate any vacancies on the Board as provided in Section 2(b). The Company further agrees that it shall not enter into any agreements or understandings with any Stockholders (other than agreements or understandings equally applicable to all Stockholders) without prior notice to Stifel; provided, that the Company shall provide to Stifel (x) substantially final copies of all documentation relating to such agreements or understandings no later than five (5) business days prior to the signing of such documentation and (y) fully executed copies of such documentation promptly following their execution.

(h) During the Stifel Nomination Period, in the event that (i) the Board has reduced the size of the Board to eliminate a vacancy arising through the death, resignation or removal of the Stifel Nominee and/or the failure of Stifel to designate a Stifel Nominee in accordance with Section 2(b), and (ii) Stifel subsequently provides a Stifel Nominee Notice in accordance with Section 2(a), not later than the 90th day from the Company’s receipt of a Stifel Nominee Notice in accordance with Section 2(a), the Board shall increase the size of the Board to create a vacancy for a Stifel Nominee to be nominated to fill and, subject to Section 2(c), the Company shall appoint the Stifel Nominee to the Board to fill such vacancy.

(i) The Stifel Nomination Period shall not terminate in the event Stifel’s ownership of Adviser Interests falls below 15% as a result of a transfer of Adviser Interests made on a pro rata basis with all members of the Adviser. In the event of such a pro rata transfer, the 15% threshold set forth the definition of “Stifel Nomination Period” shall be deemed reduced by a percentage equal to the percentage by which Stifel’s ownership of Adviser Interests was reduced in such pro rata transfer (by way of example only, if all existing members transfer 10% of their Adviser Interests to a third party, the 15% threshold shall become 13.5%).

Section 3. Stifel Originated Opportunities.

(a) Stifel agrees to use its commercially reasonable efforts to offer to the Adviser for investment by any fund or other investment vehicle managed, advised or sub-advised by the Adviser, including the Company (collectively, “CMIP Funds”), every Stifel Opportunity subject to the terms and conditions of this Section 3, and also subject to any other restrictions pursuant to applicable law (including any requirements that Stifel, Nicolaus & Company, Incorporated act in the best interests of its clients in connection with any Stifel Opportunity) or pursuant to restrictions in engagements with clients or Affiliates related to such Stifel Opportunity. For purposes of this Agreement, a Stifel Opportunity shall mean all leveraged finance and high yield corporate debt investment opportunities originated by Stifel, Nicolaus & Company, Incorporated that are reasonably appropriate for the Company.

(b) Subject to the limitations in Section 3(a), Stifel, Nicolaus & Company, Incorporated shall provide notice (the “Opportunity Notice”) to the Adviser of each Stifel Opportunity setting forth: (i) any material terms and conditions of the Stifel Opportunity and (ii) the last date and time on which Stifel will accept bids for such Stifel Opportunity, which date and time may be adjusted from time to time by Stifel, Nicolaus & Company, Incorporated upon prior notice to the Adviser (the “End Date”). For the avoidance of doubt, Stifel, Nicolaus & Company, Incorporated agrees that unless otherwise mutually agreed to by the Adviser and Stifel, Nicolaus & Company, Incorporated, Stifel, Nicolaus & Company, Incorporated will not consummate the Stifel Opportunity prior to the End Date. If CMIP Fund(s) submit a bid for the Stifel Opportunity (a “CMIP Fund Bid”) prior to the End Date, Stifel, Nicolaus & Company, Incorporated shall use commercially reasonable efforts to accept the CMIP Fund Bid; provided, however, that Stifel, Nicolaus & Company, Incorporated shall not be required to accept the CMIP Fund Bid if: (x) the CMIP Fund Bid was not received by Stifel, Nicolaus & Company, Incorporated on or prior to the End Date or (y) Stifel, Nicolaus & Company, Incorporated received bids from third parties with terms more favorable to the Stifel, Nicolaus & Company, Incorporated client, prior to the End Date, sufficient to fill the Stifel Opportunity.

(c) In the event that Stifel, Nicolaus & Company, Incorporated intends to accept the CMIP Fund Bid pursuant to Section 3(b) above, Stifel, Nicolaus & Company, Incorporated shall use commercially reasonable efforts to allow CMIP Fund(s) to consummate the CMIP Fund Bid in an amount equal to the lesser of (x) 30% of the value of the Stifel Opportunity set forth in the Opportunity Notice and (y) 5% of the Pro Forma AUM of Adviser related to CMIP Fund(s) on behalf of which the Adviser submitted the CMIP Fund Bid on the End Date. For purposes of this Section 3(c), “Pro Forma AUM” means the assets under management related to the subject CMIP Fund(s) as of the most recently completed fiscal quarter; provided, that, as of the date hereof, 5% of the Pro Forma AUM shall be deemed to equal $15,000,000, and 5% of the Pro Forma AUM shall at no time exceed $35,000,000.

(d) The provisions of this Section 3 shall apply for so long as Stifel holds Adviser Interests equal to at least 15% of the total ownership interests in the Adviser; provided, however, if Stifel unilaterally sells its Adviser Interests, the provisions of this Section 3 shall continue to apply, unless Stifel sells 75% or more of its Adviser Interests, in which case the provisions of this Section 3 shall cease to apply on the third anniversary of such sale. Any attempt by Stifel to transfer all or a portion of its Adviser Interests that is not consummated because that sale was not approved by the Board of the Adviser will be deemed to have been sold by Stifel for purposes of this Section 3.

Section 4. AUM and Performance.

Upon completion of the Merger and the contribution by Stifel pursuant to the Subscription Agreement, neither the Company nor the Adviser shall object to Stifel’s (a) inclusion of the performance results of the Company and all assets managed by the Adviser in any and all reports, publications, marketing materials, prospectuses, press releases, advertisements, webpages, conference materials or other oral or written communications, in each case in a manner that is consistent with applicable law or regulation or (b) description of the Company’s relationship with Stifel in any and all reports, publications, marketing materials, prospectuses, press releases, advertisements, webpages, conference materials or other oral or written communications, in each case, that the Adviser would have been entitled to so include or describe under applicable law or regulation. To this end, the Company agrees that Stifel shall have the right to access and retain copies of any records reasonably necessary to substantiate the foregoing. The aforementioned communications and written materials that include information pertaining to the Company and all assets managed by the Adviser shall be subject to the approval of the Adviser, but only to the extent necessary to ensure the satisfaction of regulatory requirements.

Section 5. Miscellaneous.

(a) Effective Date. This Agreement shall become effective upon the date first written above.

(b) Applicable Law. This Agreement shall be construed in accordance with and governed by the laws of the State of Maryland without regard to principles of conflict of laws.

(c) Certain Adjustments. The provisions of this Agreement shall apply to the full extent set forth herein with respect to any and all shares of capital stock of the Company or any successor or assign of the Company (whether by merger, consolidation, sale of assets or otherwise) which may be issued in respect of, in exchange for, or in substitution for the shares of Common Stock, by combination, recapitalization, reclassification, merger, consolidation or otherwise and the term “Common Stock” shall include all such other securities.

(d) Enforcement. Each of the parties hereto acknowledges and agrees that irreparable injury to the other party hereto would occur in the event any of the provisions of this Agreement were not performed in accordance with its specific terms or were otherwise breached, and that such injury would not be adequately compensable in damages. It is accordingly agreed that

Stifel, on the one hand, and the Company, on the other hand, shall each be entitled to specific enforcement of, and injunctive relief to prevent any violation of, the terms hereof and the other party hereto will not take any action, directly or indirectly, in opposition to the party seeking relief on the grounds that any other remedy is available at law or in equity, and each party further agrees to waive any requirement for the security or posting of any bond in connection with such remedy. Such remedies, shall be cumulative and not exclusive, and shall be in addition to any other remedy which any party hereto may have.

(e) Successors and Assigns. This Agreement may not be assigned, whether outright or by operation of law, by any party hereto without the prior written consent of the non-assigning party. Subject to the foregoing, this Agreement shall be binding upon the parties hereto, their heirs, executors, personal representatives, successors, and assigns.

(f) Entire Agreement; Termination. This Agreement contains the entire understanding among the parties hereto and supersedes all prior written or oral agreements among them respecting the within subject matter, unless otherwise provided herein. There are no representations, agreements, arrangements or understandings, oral or written, among the parties hereto relating to the subject matter of this Agreement that are not fully expressed herein. This Agreement may be terminated at any time by written consent of all of the parties hereto.

(g) Dispute Resolution. Any dispute, controversy or claim arising out of, or in connection with, this Agreement shall be settled by binding arbitration in accordance with the rules of the American Arbitration Association then in effect. The arbitration shall be conducted on an expedited basis at a location to be determined by the parties by an independent arbitrator selected by the American Arbitration Association. The arbitration shall be subject to, and the arbitrator shall have the powers and rights afforded by, the rules of the American Arbitration Association. The decision of such arbitrator, including any award of attorneys’ fees and costs, may be entered in any court with jurisdiction.

(h) Notices. All notices and demands under this Agreement and other communications required to be delivered pursuant to this Agreement, shall be in writing or by facsimile, with a copy via email (which shall not constitute notice hereunder), and shall be deemed to have been duly given if delivered personally or by overnight courier or if mailed by certified mail, return receipt requested, postage prepaid, or sent by facsimile, to the following addresses (or to such other address as the party entitled to notice shall hereafter designate in accordance with the terms hereof):

If to the Company:

CM Finance Inc

399 Park Avenue, 39th Floor

New York, New York 10002

Attn: Michael C. Mauer

If to the Adviser:

CM Investment Partners LLC

399 Park Avenue, 39th Floor

New York, New York 10002

Attn: Michael C. Mauer

If to Stifel:

Stifel Venture Corp.

237 Park Avenue, 8th Floor

New York, NY 10017

Attn: Mark Fisher

All such notices shall be effective: (a) if delivered personally, when received (with written confirmation of receipt), (b) if sent by overnight courier, when receipted for, (c) if mailed, five (5) days after being mailed as described above and (d) upon transmission by facsimile if a customary confirmation of delivery is received during normal business hours and, if not, the next business day after confirmation of delivery is received.

(i) Waiver. No consent or waiver, express or implied, by any party to, or of any breach or default by another party in the performance of, this Agreement shall be construed as a consent to or waiver of any subsequent breach or default in the performance by such other party of the same or any other obligations hereunder.

(j) Counterparts. This Agreement may be executed in several counterparts, which shall be treated as originals for all purposes, and all counterparts so executed shall constitute one agreement, binding on all the parties hereto, notwithstanding that not all the parties are signatory to the original or the same counterpart. Any such counterpart shall be admissible into evidence as an original hereof against the Person who executed it.

(k) Headings. The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning of terms contained herein.

(l) Invalidity of Provision. The invalidity or unenforceability of any provision of this Agreement in any jurisdiction shall not affect the validity or enforceability of the remainder of this Agreement in that jurisdiction or the validity or enforceability of this Agreement, including that provision, in any other jurisdiction.

(m) Amendments and Waivers. The provisions of this Agreement may be modified or amended at any time and from time to time, and particular provisions of this Agreement may be waived or modified, with and only with an agreement or consent in writing signed by each of the parties hereto.

(n) Further Assistance. The parties hereto shall execute and deliver all documents, provide all information and take or refrain from all such action as may be necessary or appropriate to achieve the purposes of this Agreement.

(o) No Third-Party Beneficiaries. This Agreement is not intended to, and does not, confer upon any Person other than the parties hereto any rights or remedies.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF this Agreement has been signed by each of the parties hereto, and shall be effective as of the date first above written.

CM FINANCE INC

By:	/s/ Michael C. Mauer
Name:	Michael C. Mauer
Title:	Chief Executive Officer

CM INVESTMENT PARTNERS LLC

By MMCMIP LLC, its managing member

By:	/s/ Michael C. Mauer
Name:	Michael C. Mauer
Title:	Sole Member

Agreed and accepted as of the date first set forth above:

STIFEL VENTURE CORP.

By:	/s/ Thomas K. Goedeke
Name:	Thomas K. Goedeke
Title:	Vice President

Agreed and accepted with respect to Section 3 only as of the date first set forth above:

STIFEL NICOLAUS & COMPANY, INCORPORATED

By:	/s/ Victor J. Nesi
Name:	Victor J. Nesi
Title:	Senior Vice President

[Signature Page – CM Finance Second Amended and Restated Stockholder Agreement (November 2016)]